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| FORM 3 |       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Dadson,                     Stephen                         Eardley
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        (Last)                      (First)                        (Middle)

     8980 Fraserwood Court, Unit 10
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                                   (Street)

      Burnaby,                 British Columbia, Canada V51 5H7
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)          December 18 2000
                                                                ----------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)                                                       NA
                                                            --------------------

4.  Issuer Name and Ticker or Trading Symbol
    Digital Village World Technologies Inc. (DVWT)


5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             --- (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
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7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership        4. Nature of
   of                 Securities Bene-     Indirect            Indirect Bene-
   Security           ficially Owned       (I)                 ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
                                                               spouse of
                                                               registered and
                                                               beneficial owner
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 1,000,000,000
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Common Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see Instruction 5(b)(v) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)     TABLE II -- Derivative Securities Beneficially Owned
                  (e.g., puts, call, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or Exercise     Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Price of        Derivative     ficial
                                  Date                                                 Derivative      Security:      Ownership
                                  (Month/Day/                                          Security        Direct (D)     (Instr. 5)
                                  Year)                                                                or In-
                                                                                                       direct (I)
                                                                                                       (Instr. 5)
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                               Date      Expira-                        Amount or
 Not Applicable                Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Explanation of Responses:

                              /s/ Stephen Dadson                 Dec 19, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person  Date


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.